Exhibit 99.1

February 9, 2006

NEWS RELEASE to Lexington Herald-Leader
First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter and year ended December 31, 2005.

For the three months ended December 31, 2005 there was a net loss of $325,000, or $0.21 per share (on a diluted basis), compared to net income of $281,000, or $0.18 per share, for the quarter ended December 31, 2004. Net income for the year ended December 31, 2005 was $881,000, or $0.56 per share, as compared to $684,000, or $0.44 per share for the year ended December 31, 2004, for an increase of 28.8% in income and 27.3% in earnings per share.

During the quarter ended December 31, 2005, total assets increased to $216.5 million from $203.5 million, an increase of $13.0 million or 6.4%. For the year, total assets declined from $217.4 million at December 31, 2004 to $216.5 million at December 31, 2005, for a decrease of $0.9 million or 0.4%.

Earnings for the current quarter, as compared to the fourth quarter of 2004, were positively impacted by an increase of $556,000 in interest income, which resulted in an increase of $225,000 in net interest income before the provision for loan and lease losses. These increases were offset by an increase of $950,000 in provision for loan and lease losses and an increase in operating expenses of $200,000. The increase in the provision was a direct result of two loans that were written down in the fourth quarter because of events related to them that occurred during that period. The increase in operating expenses was primarily attributable to strategic activities leading up to and following the recently announced pending merger transaction with American Founders Bank.

Earnings for the year, as compared to 2004, were positively impacted by an increase of $1,339,000 in interest income, which resulted in an increase of $822,000 in net interest income before provision for loan and lease losses. The decline of $623,000 in operating expenses also had a positive effect on earnings for the year. This was offset by an increase of $653,000 in provision for loan and lease losses and a decline of $512,000 in other operating income. A substantial portion of the declines in both operating expenses and other operating income is attributable to the changes in our residential mortgage origination and sales department.

During 2005, the Bank’s net interest income was positively impacted by the increases in the interest rate environment, which together with more effective funds management resulted in the increases in net interest income for the full year, as compared to 2004.

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	12/31/05	9/30/05	12/31/04
Assets
Cash & Due From Banks	$4,529	$4,103	$4,446
Federal Funds Sold	15,356	4,304	18,568
Securities	34,587	36,800	33,748
Loans	153,649	149,967	152,576
Allowance For Loan Losses	(1,457)	(1,462)	(1,720)
Net Loans	152,192	148,505	150,856
Other Assets	9,823	9,803	9,816
Total Assets	$216,487	$203,515	$217,434
Liabilities & Shareholders’ Equity
Deposits
Non-interest Bearing	$36,566	$20,655	$22,670
Savings, Money Market & NOW	45,953	46,746	55,180
Certificates of Deposit	94,969	101,642	101,012
Total Deposits	177,488	169,043	178,862
Repurchase Agreements	5,483	3,518	5,857
Other Borrowed Funds	11,697	8,330	11,246
Other Liabilities	834	1,115	861
Total Liabilities	195,502	182,006	196,826
Shareholders’ Equity	20,985	21,509	20,608
Total Liabilities & Shareholders’ Equity	$216,487	$203,515	$217,434

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Interest Income	$3,239	$2,682	$12,077	$10,739
Interest Expense	(1,368)	(1,036)	(4,929)	(4,412)
Net Interest Income	1,871	1,646	7,148	6,327
Loan Loss Provision	_(950)	-	(950)	(297)
Net Interest Income After Provision	921	1,646	6,198	6,030
Other Income	226	230	875	1,387
Other Expenses	(1,662)	(1,462)	(5,806)	(6,428)
Provision for Federal Income Tax	190	(133)	(386)	(305)
Net Income (loss)	$(325)	$281	$881	$684

Earnings Per Share
Basic	$(0.21)	$0.18	$0.56	$0.44
Diluted	(0.21)	0.18	0.56	0.44

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.